Exhibit 2.9

                                                  1911 Corp. Draft       7-6-98

                            STOCK PURCHASE AGREEMENT


         THIS AGREEMENT is made and entered into this 7th day of July, 1998, by and among 1911 CORP., a Delaware corporation ("Seller"), and IGF Holdings, Inc., an Indiana corporation ("Purchaser").

                                   ARTICLE I

                                  Definitions

         The following terms, when used in this Agreement, shall have the meanings described in this Section:

         1.1  Balance Sheet shall have the meaning given in Section 3.6.

         1.2. Code shall mean the Internal Revenue Code of 1986 and regulations, revenue rulings and court decisions adopted or decided thereunder.

         1.3. Closing and Closing Date shall have the meanings given in Section 2.3.

         1.4. Company shall mean North American Crop Underwriters, Inc., a Minnesota corporation.

         1.5. Employee Benefit Arrangement shall mean each employee benefit (including, but not limited to, fringe benefits as defined in Section 132 of the Code, and whether or not in writing) that is not salary, a Plan, or an employment or severance agreement.

         1.6. Encumbrance shall mean any pledge, security interest, mortgage, community property interest, lien, automatic or other stay in a bankruptcy or insolvency proceeding, legal or equitable claim, trust agreement, constructive or resulting trust, voting trust or agreement, restricted stock agreement, right of first refusal, or option, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, except such restrictions as may be contained in the Articles of Incorporation or the By-Laws of Company and restrictions on subsequent transfer contained in federal and state securities laws and state insurance laws.

         1.6. ERISA shall mean the Employee Retirement Income Security Act of 1974.

         1.7. Governmental Authority means any government or political subdivision, board, commission or other instrumentality thereof, whether federal, state, local or foreign.


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         1.8.  Indemnified Party shall have the meaning given in Section 9.3.

         1.9.  Indemnifying Party shall have the meaning given in Section 9.4.

         1.10. Interim  Balance  Sheet shall have the meaning  given in Section
3.6.

         1.11. Legal Requirement shall mean any constitution, law, ordinance, established principle of common law, regulation, administrative ruling, or applicable court decision of any Governmental Authority.

         1.12. Licenses and Permits shall mean any license, permit, order, approval, registration, authorization or qualification under any federal, state or local law or with any Governmental Authority or under any industry or non-governmental self-regulatory organization that is necessary for the conduct of the business of the Company or any Subsidiary or the ownership of the properties of either.

         1.13. Plan shall mean a plan as defined in Section 3(3) of ERISA.

         1.14. Permitted  Encumbrance  shall  mean  Encumbrances  described  in
Schedule 3.2 with respect to the Shares and in Schedule 3.4 with respect to Company's assets.

         1.15. Purchase Price shall have the meaning given in Section 2.2.

         1.16. Securities Act shall mean the federal Securities Act of 1933 and rules, regulations and applicable administrative rulings and court decisions issued thereunder.

         1.17. Shares shall mean 600 shares of the Common Stock without par value of the Company, of which 200 shares are individually owned by each person who is a Seller.

                                   ARTICLE II

         2.1. Purchase of the Shares. On the terms and conditions set forth herein, Seller shall sell, transfer, convey and assign the Shares to Purchaser and Purchaser shall purchase the Shares from Seller:

         2.2.  The Purchase Price.

         2.2.1. Aggregate Purchase Price. The purchase price payable by Purchaser to Seller for the Shares pursuant to this Agreement shall be the sum of Four Million Dollars ($4,000,000.00) (the "Purchase Price").

         2.2.2. Method of Payment. Three Million Dollars of the Purchase Price shall be paid in cash at the Closing (as defined in Section 2.3) by wire transfer in available funds by Purchaser upon the instructions of Seller, with the remaining One Million Dollars ($1,000,000) payable by Purchaser


                                      -2-

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                                                   1911 Corp. Draft       7-6-98

to Seller no earlier than three (3) years from the date hereof, with such obligation of Purchaser to Seller being unsecured and without interest.

         2.3. The Closing. The signing of this Agreement and the Closing of the purchase and sale under this Agreement (the "Closing") shall take place on July 7, 1998 (provided all of the conditions to Closing set forth in Sections 5 and 6 have been satisfied or waived) (the "Closing Date"), or on such later date as soon thereafter as possible upon which such conditions have been satisfied or waived. The Closing shall occur at the place mutually agreed by the parties hereto.

         2.4. Conveyance of the Shares. Conveyance of the Shares to Purchaser shall be effected by delivery by Seller to Purchaser of the certificates therefore with stock powers attached thereto duly endorsed in blank. Title to the Shares shall be conveyed from Seller to Purchaser free and clear of all Encumbrances.

                                  ARTICLE III

                    Representations and Warranties of Seller

         Seller hereby warrants and represents:

         3.1. Organization and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Company has no Subsidiaries. Company has full corporate power and authority to conduct its business as it is now being conducted. Company is duly qualified to do business as a foreign corporation in the jurisdictions listed in
Schedule 3.1, and is in good standing in each such jurisdiction, and such jurisdictions constitute each jurisdiction in which Company is required to be so qualified as a result of the nature of its business or the ownership or use of property.

         3.2. Capitalization of Company. The authorized capital stock of Company consists of 100,000 shares of Common Stock without par value, of which 1,000 shares are issued and outstanding, and are held as shown in Schedule 3.2. The Shares have been duly authorized and validly issued by Company and are fully paid and non-assessable. The Shares are free and clear of any Encumbrance (other than any Encumbrance caused to exist by Purchaser), except for Permitted Encumbrances shown in Schedule 3.2. Company has not authorized or granted any call, option, warrant, subscription, conversion right or other right to capital stock of the Company. None of the Shares was issued in violation of the Securities Act or any other Legal Requirement. Company has no ownership interest or right or obligation to acquire any ownership interest in any other corporation, trust, partnership, joint venture or other legal entity.

         3.3. Enforceability. Seller has full power and authority to execute and to deliver this Agreement, and to carry out the transaction contemplated herein. This Agreement is the valid and binding obligation of the Seller, and enforceable against Seller in accordance with its terms, except


                                      -3-

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as such  enforceability may be limited by laws affecting the rights and remedies of creditors and applicable principles of equity. The execution, delivery and performance of this Agreement by the Seller will not, with or without the giving of notice or passage of time or both, (i) conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of any mortgage, deed of trust, lease, license agreement or other agreement to which Seller or Company is a party or by which it is bound or affected, (ii) conflict with or result in a default under any provision of the Articles of Incorporation or By-Laws of Seller or Company, or any effective resolution of the Directors or Stockholders of Seller or Company, (iii) conflict with or provide grounds for modification,
suspension  or  revocation  of  any  license,   permit  or  other   governmental
authorization held by Seller or Company at the Closing, or (iv) conflict with or result in a violation of any Legal Requirement.

         3.4. Company's Assets. Company owns all of the assets included in the Balance Sheet and the Interim Balance Sheet, except for acquisitions, dispositions or retirements in the ordinary course of business and any other dispositions described in Schedule 3.4. Except as stated in Schedule 3.4, Company has good and marketable title to its assets, and none of the assets of Company are subject to any Encumbrance.

         3.5. Accounts Receivable. The accounts receivable of Company reflected on the Balance Sheet and the Interim Balance sheet or otherwise on the books of Company represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, such accounts receivable will be as of the Closing Date current and collectible net of the respective reserves shown on the Interim Balance Sheet or the accounting records of Company as of the Closing Date (which reserves are adequate and calculated in accordance with past practice).

         3.6. Financial Statements. Seller has delivered to Purchaser (a) the unaudited balance sheet of Company and the related statements of income, statements of operations and retained earnings, and statement of cash flows for the year ended December 31, 1997 (the "Balance Sheet"), (b) the unaudited balance sheet, income statement and related financial statements of Company for year to date and the month ended May 31, 1998 (the "Interim Balance Sheet"). The Balance Sheet and the Interim Balance Sheet accurately present the financial condition and results of operations and cash flows of Company as at the respective dates thereof or for the periods referred to therein, all in accordance with United States generally accepted accounting principles, applied on a basis consistent with the basis on which the Balance Sheet was prepared, and applied on a basis that is consistent from period to period as shown therein. Seller expressly warrants to Purchaser that the Company's net worth as of December 31, 1997, was not less than $1,141,641. Except as set forth in
Schedule 3.6, Company has no liabilities as of the dates of the Balance Sheet and the Interim Balance Sheet that are not reflected therein, including, without limitation, contingent liabilities required to be disclosed under United States generally accepted accounting principles.

         3.7. No Material Adverse Change. Since the dates of the Balance Sheet and the Interim Balance Sheet, there has been no material adverse change in the business, operations, properties, assets or condition of Company.


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                                                   1911 Corp. Draft       7-6-98

         3.8. Litigation. There is no litigation, investigation, arbitration or other proceeding of any court or other Governmental Authority pending or, to the best of Company's knowledge, threatened against or relating to Company, except as listed in Schedule 3.8 to this Agreement by date of filing, names of parties, court or agency and docket number. Company is not a party to or bound by any order, judgments, injunctions, decrees or settlement agreements under which it may have continuing obligations as of the date hereof and which may restrict or affect the current business operations of Company or Company's capacity to authorize and issue the Shares. Seller does not know or have reasonable grounds to know of any basis for any such litigation, investigation, arbitration or other proceeding. The right or ability of Company to consummate the transaction contemplated herein has not been challenged by any Governmental Authority or any other person.

         3.9. Books and Records. The books of account, stock record books, minute books, and other records of Company are complete and correct and have been maintained in accordance with good business practice.

         3.10. Contracts. Each and every executory contract under which Company has any continuing right to performance or any obligation to perform (except for agreements (i) with employees and (ii) Plans, which are discussed elsewhere in this Agreement) is listed in Schedule 3.10. True and correct copies of the contracts listed in Schedule 3.10 have been provided to Purchaser. There are no defaults under said contracts.

         3.11.    Intellectual Property.

         3.11.1. Trademarks and Service Marks. Company currently uses the trademarks or service marks listed in Schedule 3.11.1. Except as provided in
Schedule 3.8, Company has received no notice from any person that such trademarks and service marks may infringe upon trademarks and service marks of any other entity.

         3.11.2. Know-How, Methods of Operation and Customer Lists. Company has the unrestricted right to use its know-how, methods of operation, and customer lists free and clear of any claims of third persons to compensation for the use thereof (except for claims for compensation under agreements disclosed by Company in Schedule 3.10).

         3.11.3. Software Programs. All software programs that are currently used by Company as part of its management information systems are listed in
Schedule 3.11.3. Seller knows of no claim of conflicting ownership rights, breaches of license agreements or past or future license expirations that would materially interfere with Company's continued use of the software programs listed in Schedule 3.11.3 for the purposes for which such programs are currently being used, whether such programs are owned by or licensed to Company.

         3.12. Compliance with Legal Requirements. Company is in compliance with Legal Requirements applicable to Company and its business. To the best knowledge of Seller, Company has not committed any breach of any Legal Requirement that may, as of the Closing Date, result in any penalty, fine, suspension or loss of any License or Permit listed in
Schedule 3.13, or other adverse or remedial action that would interfere with the conduct of the business of Company or result in the incurring of costs or expenses over and above those customarily incurred in the ordinary course of business.

         3.13. Licenses and Permits. Schedule 3.13 lists each License and Permit of Company as of the Closing Date. Schedule 3.13 specifies for each state or province in which Company is licensed as an insurance agent, third party administrator or other regulated provider of similar products or services, the specific products or services for which Company is licensed in such state, and the date of expiration of such license, if any. Each License and Permit is currently effective and is not the subject of any proceedings by which such License or Permit might be suspended, restricted or revoked. Company is not a party to any such proceeding. The Licenses and Permits listed in Schedule 3.13 constitute all of the licenses and permits that are necessary for the conduct of the business of Company as such business is currently conducted. With respect to each License and Permit listed in Schedule 3.13, such schedule states any approval or notice filing that is a legal precondition to the closing of the transactions contemplated by this Agreement, and the applicable statutory or regulatory reference describing such notice filing or approval.

         3.14. Taxes and Tax Returns. Company has filed with the appropriate governmental authorities all federal, state and local tax returns required to be filed by Company or appropriate extensions have been obtained therefor. All of the foregoing have been correct and complete. All federal, state and local income, sales, use, occupation, property, excise, employment, employee withholding and other taxes which have become due (including interest and penalties) have been fully paid (except for taxes, if any, listed in Schedule
3.14 that are being contested in good faith and as to which adequate reserves have been provided in the Balance Sheet and the Interim Balance Sheet). None of the federal income tax returns of Company for any year not closed by applicable statutes of limitations have been audited. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or are being contested in good faith as described in Schedule 3.14. Except as stated in Schedule 3.14, Company has not granted any waiver of any statute of limitations related to any federal, state or local tax. Seller shall file or cause to be filed on behalf of the Company a United States federal income tax return for the Company for the period ended on the Closing Date, which return shall be subject to prior review by Purchaser, and Seller shall be responsible for payment of any adjustments to the tax on such return that are required by the Internal Revenue Service, or to contest such adjustments only in good faith and at Seller's sole expense, and Seller shall also receive any refunds with respect to such return.

         3.15. Employees. Company is not a party to any employment or severance agreement with any of its employees or directors except as stated in Schedule
3.15 (except for personnel policies applicable to all employees generally, true and complete copies of which have previously been made available to Purchaser). Such Schedule 3.15 contains a complete and accurate list of the following information for each employee of Company, including each employee on leave of absence: name, position title, current rate of compensation payable, vacation accrued, and participation status in any Plan.

         3.16. Employee Benefits. Neither Company nor any entity acquired by Company (whether currently owned by Company or not) has contributed to a multiemployer plan as defined in Section

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                                                   1911 Corp. Draft       7-6-98

3(37) of ERISA, nor have they ever sponsored or participated in any plan subject to Title IV of ERISA. Company does not sponsor or contribute to any Plan that reimburses or funds health or other insurance benefits to retired employees, or otherwise has any obligation to reimburse or fund health or other insurance benefits for retired employees. Except as stated in Schedule 3.16, Company has not terminated any Plan. Each Plan to which Company contributes or of which Company is a sponsor is listed in Schedule 3.16. True and correct copies of each Plan listed in Schedule 3.16, have been made available to Purchaser. Each Plan that is intended to be qualified under Section 401 of the Code is so qualified, and no event has occurred that would reasonably be expected to cause any such Plan to fail to meet any requirements for qualification. True and correct copies of any Internal Revenue Service determination letter, Forms 5500, financial statements, and consultant reports with respect to each Plan for the most recent three plan years have been made available to Purchaser. Except as stated in
Schedule 3.16, Company or the administrator of each Plan has administered each Plan in accordance with the provisions thereof and reasonable interpretations thereof. Each Employee Benefit Arrangement of Company is listed in Schedule
3.16. True and correct copies of each Employee Benefit Arrangement have been made available to Purchaser.

         3.17. Labor Relations. None of the employees of Company is a member of a labor union or subject to a collective bargaining agreement or actively seeking formation of a labor union.
Company is not a party to any labor dispute or grievance.

         3.18. Insurance. Schedule 3.18 lists all insurance policies of Company by type of insurance, name of insurer, expiration date, deductibles and policy limits. Except as stated in Schedule 3.18, all of such insurance is written on an occurrence and not on a claims made basis. The retroactive date for any such insurance that is written on a claims made basis is stated in Schedule 3.18. True and complete copies of Company's current professional liability, officers and directors, and errors and omissions insurance policies, including the declarations pages thereof, have been provided to Purchaser. With respect to any insurance policy listed as a claims made policy on Schedule 3.18, Company has delivered to the insurer a notice of any claim or potential claim of which Company is aware as of the date hereof that may reasonably be expected to be covered by such policy, and such notice is in accordance with the notice provisions of such policy.

         3.19. Real Estate. Company has no ownership interest in any real property except for an office building and land located at Highway 210 West, Henning, Minnesota, and an office building and land located at 801 Inman Street, Henning, Minnesota. The Inman Street building was constructed in approximately 1988 and the Highway 210 building was constructed in approximately 1978. Neither Seller nor Company has notice or knowledge of the presence of any hazardous materials, including but not limited to asbestos, petroleum derivatives or pesticides, in quantities or concentrations sufficient to require any remedial action under any federal, state or local law, regulation or court proceeding effective as of the Closing Date. Company has not disposed of any substances from the site of such office building or any other site occupied by Company in such a manner that Company is subject to current or future payment of clean up or remediation costs under the federal CERCLA statute or any similar state or local law effective as of the Closing Date with respect to any site at which such substances may have been disposed.

         3.20. Brokers or Finders. Neither Company nor Seller has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and the transactions contemplated thereby.

         3.21. Absence of Certain Changes and Events. Since the dates of the Balance Sheet and the Interim Balance Sheet, Company has conducted its business in the ordinary course, and has not (without limitation):

(a)      Increased the rate of compensation to any employee;

(b)      Adopted or modified any Plan or Employee Benefit Arrangement;

(c) Granted or modified any employment contract, severance agreement, or other benefit not constituting a Plan or Employee Benefit Arrangement;

(d)      Made any distribution with respect to its stock;

(e) Suffered any loss or damage to any asset or assets, whether or not covered by insurance, that materially and adversely affects the business, financial condition or prospects of Company, taken as a whole;

(f) Sold, leased or otherwise disposed of any asset of Company that is material to the operation of Company;

(g)      Merged with or acquired capital stock in any corporation;

(h) Made any loan or advance under any loan to or guaranteed any obligation of any person;

(i)      Made any material change in the accounting methods employed by Company;
         or

(j)      Entered into any agreement to do any of the foregoing.

         3.22. Disclosure. No representation or warranty by or on behalf of Seller contained in this Agreement and no certificate, schedule, or other document furnished or to be furnished to Purchaser pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material facts which are necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

         3.23. Survival of Representations and Warranties. The representations and warranties of Seller in this Section of this Agreement shall be true and correct as of the Closing. The representations and warranties of Seller shall survive the Closing for a period of two years, except that the representations and warranties in Section 3.14 shall survive the Closing separately as to each

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                                                   1911 Corp. Draft       7-6-98

tax obligation until the thirtieth day following the expiration of the statute of limitations applicable to such tax obligation, including any voluntary extensions thereof.

                                   ARTICLE IV

Representations and Warranties of Purchaser

         Purchaser hereby warrants and represents to Seller that:

         4.1. Status of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Purchaser has full corporate power and authority to conduct its business as it is now being conducted. Purchaser is duly qualified to do business as a foreign corporation in each jurisdiction in which Purchaser is required to be so qualified as a result of the nature of its business or the ownership or use of property.

         4.2. Enforceability. Purchaser has full power and authority to execute and to deliver this Agreement and all related documents, and to carry out the transaction contemplated herein. Purchaser has taken all necessary corporate action to authorize its execution and performance of this Agreement. This Agreement is the valid and binding obligation of Purchaser, and enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by laws affecting the rights and remedies of creditors and applicable principles of equity. The execution, delivery and performance of this Agreement by the Purchaser will not, with or without the giving of notice or passage of time or both, (i) conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of any mortgage, deed of trust, lease, license agreement or other agreement to which Purchaser is a party or by which it is bound or affected, (ii) conflict with or result in a default under any provision of the Certificate of Incorporation or By-Laws of Purchaser, or any effective resolution of the Directors or Stockholders of Purchaser, or (iii) conflict with or result in a violation of any Legal Requirement.

         4.3. Certain Proceedings. There is no pending action against Purchaser in any court or administrative agency that challenges or may have the effect of preventing or delaying or making unlawful the consummation of the transactions contemplated by this Agreement. To Purchaser's knowledge, no such proceeding has been threatened.

         4.4. Brokers or Finders. Purchaser has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and the transactions contemplated thereby.

         4.5 Disclosure. No representation or warranty by or on behalf of Purchaser contained in this Agreement and no statement contained in any certificate, list, exhibit, or other instrument furnished or to be furnished to Seller pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material facts which are necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

         4.6. Survival of Representations and Warranties. The representations and warranties of Purchaser in this Section of this Agreement shall be true and correct as of the date of execution of this Agreement, and as of the Closing. The representations and warranties of Purchaser shall survive the Closing for a period of two years.

                                   ARTICLE V

                       Purchaser's Conditions to Closing

         All obligations of Purchaser under this Agreement are subject to fulfillment, prior to or at Closing, of each of the following conditions, any one or all or which may be waived in writing by Purchaser:

         5.1. Seller's Representations and Warranties True at Closing. Seller's representations and warranties contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transactions contemplated herein shall be true in all material respects at and as of the date of Closing as though such representations and warranties were then made.

         5.2. Seller's Performance. Seller shall have performed all of its material obligations under this Agreement that are to be performed prior to or at Closing to the extent the same have not been waived by Purchaser in accordance with the terms hereof.

         5.3. Delivery of Documents. Seller shall have delivered to Purchaser the agreements, certificates, consents and other documents required to be delivered by Seller to Purchaser in accordance with Article VII of this Agreement.

         5.4. Seller's Closing Certificate. Purchaser shall have received a certificate of Seller dated as of the Closing Date confirming that all conditions set forth in this Article V to be satisfied by Seller have been satisfied.

         In the event any of the foregoing conditions is not satisfied by Seller, or waived by Purchaser prior to Closing, Purchaser shall have the right to terminate this Agreement in accordance with the provisions of Section 10.

                                   ARTICLE VI

                         Seller's Conditions to Closing

         All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions, any one or all of which may be waived by Seller in writing:

                                                   1911 Corp. Draft       7-6-98

         6.1. Purchaser's Representations and Warranties True at Closing. Purchaser's representations and warranties contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transactions contemplated herein shall be true in all material respects at and as of the date of Closing.

         6.2. Purchaser's Performance. Purchaser shall have performed its obligations under this Agreement that are to be performed prior to or at Closing to the extent the same have not been waived by Seller in accordance with the terms hereof.

         6.3. Delivery of Documents. Purchaser shall have delivered to Seller the agreements, certificates, consents and other documents to be delivered by Purchaser to Seller in accordance with Article VIII of this Agreement.

         6.4. Purchaser's Closing Certificate. Seller shall have received a certificate of Purchaser dated as of the Closing Date confirming that all conditions set forth in this Article VI to be satisfied by Purchaser have been satisfied.

         In the event any of the foregoing conditions is not satisfied by Purchaser, or waived by Seller prior to Closing, Seller shall have the right to terminate this Agreement in accordance with the provisions of Section 10.

                                  ARTICLE VII

                        Seller's Obligations at Closing

         7.1 Deliveries by Seller at Closing. On the Closing Date, Seller agrees that it will deliver to Purchaser:

         (a) The Shares, with stock powers attached thereto duly endorsed in blank.

         (b) Seller's certificates and such certificates from public officials relating to organization and good standing of the Company, which Purchaser may reasonably request to verify any of the Seller's representations and warranties herein.

         (c) Copies of the duly adopted Articles of Organization and By-Laws of Company, certified as true and complete by the Secretary of Company.

         (d) Employment Agreements between Company and Raymond C. Murdock, Harry Pieterick, and Lonnie Anderson.

         (e) Release of stock pledge of Shares held by Lonnie Anderson and Release of those certain Security Agreements pertaining to amounts owed by the Company to William M. Bengson and Ernest E. Read for the purchase of their Company Shares in 1996.

         (f) Key man life insurance policy on the life of Raymond C. Murdock.

         (g) Estoppel letters from each person who is a Seller.

         (h) Termination of Stockholders Agreement dated September 19, 1996.

         (i) Any other document reasonably requested by Purchaser to confirm the accuracy of the representations and warranties by Seller herein and the compliance by Seller with the provisions of this Agreement.

         7.2. Post-Closing. After the Closing of this Agreement, Seller agrees that at Purchaser's sole cost and expense, it will take such actions and properly execute and deliver to Purchaser such further instruments of assignment, conveyance and transfer as, in the reasonable opinion of counsel for Purchaser and Seller, may be reasonably necessary to assure, complete and evidence the full and effective transfer and conveyance of the Shares. Purchaser shall not, however, be responsible for reimbursing Seller for the cost of Seller's performance of any actions required or contemplated by this Agreement to be performed by Seller.

                                  ARTICLE VIII

                       Purchaser's Obligations at Closing

         8.1. Purchaser's Obligations at Closing. On the Closing Date, Purchaser agrees that it will deliver to Seller:

         (a)  Payment of the Purchase Price.

         (b)  Secretary's  certificates and  such   certificates  from  public
              officials relating to the legal existence, corporate good standing, charter documents, and state tax clearance, which Seller may reasonably request to verify any of Purchaser's representations and warranties herein.

         (c) Certified resolutions of the Boards of Directors of Purchaser, authorizing the transactions contemplated hereby, certified by the Secretary of Purchaser.

         (d) Certificates of the Secretary of Purchaser as to incumbency and related matters.

         (e) Copies of the duly adopted Articles of Organization and By-Laws of Purchaser, certified as true and complete by the Secretary of such corporation.

         (fg) Any other document reasonably requested by Seller to confirm the accuracy of the representations and warranties by Purchaser herein and the compliance by Purchaser with the provisions of this Agreement.

         8.2. Post-Closing.

                                                   1911 Corp. Draft       7-6-98

         8.2.1. After the Closing of this Agreement, Purchaser agrees that it will take such actions and properly execute and deliver such further instruments
as  Seller  may  reasonably  request  to  assure,   complete  and  evidence  the
transaction provided for in this Agreement.

                                   ARTICLE IX

                                Indemnification

         9.1. Seller's Indemnification. Each person constituting a Seller, jointly and severally, shall indemnify and hold Purchaser harmless from and against:

         (a) Except as otherwise expressly provided in this Agreement, any and all damage, loss, or liability resulting from any misrepresentation of a material fact, breach of warranty or nonfulfillment of any agreement on the part of Seller under this Agreement or from any misrepresentation in any certificate furnished or to be furnished to Purchaser hereunder; and

         (b) Any and all actions, suits, proceedings, demands, assessments, judgments, reasonable costs, and other reasonable expenses, including, but not limited to, reasonable attorney's fees, incident to any of the foregoing.

         9.2. Purchaser's Indemnification. Purchaser shall indemnify and hold Seller harmless from and against:

         (a) Except as otherwise expressly provided in this Agreement, any and all damage, loss or liability resulting from any misrepresentation of a material fact, breach of warranty or nonfulfillment of any agreement on the part of Purchaser under this Agreement or from any misrepresentation in any certificate furnished or to be furnished to Seller hereunder; and

         (b) Any and all actions, suits, proceedings, demands, assessments, judgments, reasonable costs and other reasonable expenses, including, but not limited to, reasonable attorney's fees, incident to any of the foregoing.

         9.3. Conditions of Indemnification. The respective obligations and liabilities of Seller and Purchaser (the "Indemnifying Party") to the other (herein sometimes called the "Indemnified Party") under Sections 9.1 and 9.2 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

         (a) Within 20 days after receipt of notice (referred to herein as "notice") of commencement of any action or the assertion in writing, formal or informal, of any claim, audit or inquiry by a person (referred to herein as a "claim"), the Indemnified
               Party shall give the Indemnifying Party written notice thereof together with a copy of the document asserting such claim, and the Indemnifying Party shall have the right to respond to such claim and to undertake the defense thereof by a representative of its own choosing and to enter into a settlement or compromise thereof or consent to a judgment with respect thereto; provided, however, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of judgment (i) that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim, or (ii) that contemplates any payment or performance by the Indemnified Party.

         (b) In the event that the Indemnifying Party, by the 20th day after receipt of notice of a claim (or, if earlier, by the tenth day preceding the day on which a responsive pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), (i) does not elect to defend against such claim, and (ii) if an election to defend is made, does not provide reasonable assurances to the Indemnified Party of the Indemnifying Party's (or its insurer's) ability to pay defense costs and indemnity costs likely to be incurred with respect to the claim, the Indemnified Party will, upon notice to the Indemnifying Party, have the right to respond to such claim and to undertake to defense, compromise or settlement of such claim on behalf of and for the account and risk of loss of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim upon satisfying conditions (i) and (ii) above at any time prior to the settlement, compromise or final determination thereof (if such assumption be permitted by any court or other tribunal having jurisdiction thereof), provided that the Indemnifying Party shall be given at least 15 days' prior written notice of the effectiveness of any such proposed settlement or compromise;

         (c) In connection with any such indemnification, the Indemnified Party shall cooperate in all reasonable requests of the Indemnifying Party.

         9.4. Indemnification Limits. Neither Seller on the one hand nor Purchaser on the other hand shall have any obligation to indemnify the other party for any breach of any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of Seller or Purchaser under this Agreement or from any misrepresentation in any certificate furnished or to be furnished hereunder unless the aggregate amount of such indemnifiable claims previously paid by Seller to Purchaser, on the one hand, or by Purchaser to Seller, on the other hand, shall exceed $100,000.00, and thereafter Seller, on the one hand, and Purchaser, on the other hand, shall be responsible only for the excess of such aggregate amount over $100,000.00, provided, however, that in no event shall the aggregate of all indemnifiable claims paid by Seller to Purchaser or by Purchaser to Seller hereunder exceed $1,000,000, adjusted for inflation by the percentage increase in the U.S. Department of Labor consumer price index, all urban wage earners, from the Closing Date though the date on which payment is made by Seller.

         9.5. No  Rescission.   It is  agreed  by  Purchaser  and  Seller  in
consideration of their mutual agreements in this Article IX that neither of them shall be entitled to rescission of this Agreement as a remedy, unless the other party fails to perform its material obligations under this Article, and

                                                   1911 Corp. Draft       7-6-98

rescission would otherwise be available to the party not in breach under principles of applicable law.


                                   ARTICLE X

                            Termination of Agreement

         10.1. Termination of Agreement. This Agreement may be terminated and the transaction contemplated herein abandoned at any time prior to Closing:

         (a)    By mutual agreement of the parties;

         (b) By Seller, if any of the conditions set forth in Article VI shall have become incapable of fulfillment prior to the Closing Date or such earlier date as may be specifically provided for the performance thereof (as the same may be extended) through no fault of Seller and the same shall not have been waived by Seller;

         (c) By Purchaser, if any of the conditions set forth in Article V shall have become incapable of fulfillment prior to the Closing Date or such earlier date as may be specifically provided for the performance thereof (as the same may be extended) through no fault of Purchaser and the same shall not have been waived by Purchaser; or

         (d) By either Seller or Purchaser in the event of a material breach by the other party of its obligations hereunder.

         10.2. Notice of Breach Required. Neither party to this Agreement may claim termination or pursue any other remedy referred to in Section 10.1 on account of a breach of a condition, covenant or warranty by the other, without first giving such other party written notice of such breach and not less than twenty (20) days within which to cure such breach; provided, however, that no such cure right shall exist in the event of a breach by Purchaser of its obligation to pay the purchase price due at Closing pursuant to Section 2.2 hereof. The Closing Date shall be postponed, if necessary, to afford such opportunity to cure.

         10.3. Termination by Purchaser for Breach. In the event of the termination of this Agreement by Purchaser under Sections 10.1(c) or (d) due to a material breach by Seller of its obligations hereunder, Purchaser shall have the right either to (i) terminate this Agreement and to sue for any damages suffered as a result thereof or (ii) seek specific performance of Seller's obligations hereunder (the costs of which shall be borne by Seller if Purchaser establishes that Seller has committed a material breach of its obligations hereunder).

         10.4. Termination by Seller for Breach. In the event of the termination of this Agreement by Seller under Sections 10.1(b) or (d) due to a material breach by Purchaser of its obligations hereunder, Seller shall have the right either to (i) terminate this Agreement and sue for any damages suffered as a result thereof or (ii) seek specific performance of the Purchaser's obligations hereunder (the costs of which shall be borne by Purchaser if Seller establishes that Purchaser has committed a material breach of its obligations hereunder).

                                   ARTICLE XI

                            Miscellaneous Provisions

         11.1. Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, by overnight courier guaranteeing overnight delivery or by facsimile transmission (if confirmed verbally or in writing by mail as aforesaid), to the following address:

     To Seller:     Joseph Cole
                    1911 Corp.
                    CNA Plaza - 36 South
                    Chicago, Illinois 60685
                    Telephone No.:  312-822-2052
                    Fax Number:  312-755-7196

With a copy to:     Michael T. Gengler, Esq.
                    Vice President, Associate General Counsel
                    CNA Financial Corporation
                    CNA Plaza-42 South
                    333 South Wabash
                    Chicago, Illinois 60685-0001
                    Telephone No.: 312-922-7189
                    Fax Number: 312-755-7376

  To Purchaser:     Dennis Daggett
                    President
                    IGF Holding Company
                    6000 Grand Avenue
                    Des Moines, Iowa 50312
                    Telephone No.: 515-633-1000
                    Fax Number: 515-633-1010

With a copy to:     David L. Bates, Esq.
                    Vice President, General Counsel and Secretary
                    Symons International Group, Inc.
                    4720 Kingsway Drive
                    Indianapolis, Indiana 46205
                    Telephone No.: 317-259-6384
                    Fax Number: 317-259-6395

                                                   1911 Corp. Draft       7-6-98

Notice shall be deemed given three (3) business days after deposit in the mail, on the next day if sent by overnight courier and on receipt if sent by facsimile (and confirmed verbally or by mail as aforesaid).

         11.2. Arbitration. Any dispute arising between the parties to this Agreement with respect to performance or interpretation of this Agreement shall be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association before a single arbitrator. The arbitrator shall give effect to any applicable statutes of limitations. The essential determinations of the arbitrator's award shall be based upon written findings of fact and conclusions of law, and judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. The award shall be subject to judicial review as to any harmful errors of law.

         11.3. Sole Agreement. This Agreement may not be amended or modified in any respect whatsoever except by instrument in writing signed by the parties hereto. This Agreement, and the exhibits hereto and documents and agreements delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the sale of the Shares and supersede all prior negotiations, discussions, writings and agreements between them with respect to the subject matter hereof.

         11.4. Successors. The terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the heirs and successors of the parties hereto.

         11.5. Captions. The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         11.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts entered into therein, without consideration of principles of choice of law or conflicts of laws.

         11.7. Severability. Should any one or more of the provisions of this Agreement be determined to be invalid, unlawful or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

         11.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

         11.9. Third Party Beneficiary. The provisions of this Agreement are not intended to confer any benefits upon any person or entity not a party to this Agreement, provided, however, that IGF Insurance Company shall be entitled to rely upon the agreement of Seller in Section 2.5.

         IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first set forth above.

PURCHASER:                 IGF HOLDINGS, INC.


                           By:________________________________________
                           Name:
                           Title:

SELLER:                    1911 CORP.


                           By:________________________________________
                           Name:
                           Title:

                                                   1911 Corp. Draft       7-6-98

                                 SCHEDULE INDEX


         Schedule 3.1      Qualifications as Foreign Corporation

         Schedule 3.2      Holders of Company's Stock

         Schedule 3.4      Dispositions and Permitted Encumbrances

         Schedule 3.6.     Exceptions to Balance Sheet

         Schedule 3.8      Litigation

         Schedule 3.10     Executory Contracts

         Schedule 3.11.1   Trademarks and Service Marks

         Schedule 3.11.3   Software Programs

         Schedule 3.13     Licenses and Permits

         Schedule 3.14     Taxes and Tax Returns

         Schedule 3.15     Employees

         Schedule 3.16     Plans and Employee Benefit Arrangements

         Schedule 3.18     Insurance